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                                                                     Exhibit 5.1

January 21, 2003


AsiaInfo Holdings, Inc.
4th Floor, Zhongdian Information Tower
No. 6 Zhongguancun South Street
Haidian District
Beijing 100086, China

Re:  Registration Statement on Form S-8

Ladies and Gentlemen

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 21, 2003, (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,025,317 shares of your Common Stock (the "Shares") under the AsiaInfo Holdings, Inc. 2000 Stock Option Plan (the "Plan"). As your counsel in connection with this matter, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours

/s/ CLIFFORD CHANCE
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CLIFFORD CHANCE